Exhibit 99.1

[LOGO OF DQE, INC.]		News Release

Date	May 1, 2003
For Release	Upon Receipt
Contact	Media:	Financial Community:
	John Laudenslager	Quynh McGuire
	412-393-1502	412-393-1259

DQE ANNOUNCES FIRST QUARTER 2003 RESULTS

PITTSBURGH—Benefiting from the ongoing implementation of its Back-to-Basics business strategy, DQE today reported total earnings of $29.4 million, or $.39 per share, for the first quarter of 2003, as compared to a loss of $97.2 million, or $1.73 per share, for the same period in 2002. Included in the 2002 results is a $113.7 million, or $2.02 per share, charge related to the cumulative effect of a change in accounting principle for the write-down of goodwill to fair value. In addition, 2003 per share amounts were impacted by an increase in the average shares outstanding from 56.2 million for first quarter 2002 to 74.5 million for first quarter 2003, primarily related to a common stock offering in June 2002.

Continuing Operations

DQE’s Back-to-Basics business strategy is focused on providing predictable, recurring earnings and cash flows from a low-risk utility. This strategy is centered on the company’s core electric utility operations, along with narrowly defined complementary businesses, including its energy-services subsidiary. Earnings from continuing operations for the first quarter of 2003 were $27.7 million, or $.37 per share, as compared to $13.3 million, or $.23 per share, for the first quarter of 2002. Included in the 2003 earnings is an after-tax gain of $7 million, or $.09 per share, related to the sale of DQE Financial’s investment in a natural gas operating partnership. In addition, the following factors favorably impacted first quarter 2003 earnings from continuing operations.

•	Earnings from Duquesne Light’s supply business increased $4.6 million, as substantially all rate classes were subject to an additional margin from the POLR II arrangement, which provides electricity to customers who have not selected an alternative generation supplier.
•	Earnings from DQE Financial increased $2.3 million, primarily as a result of higher prices from its landfill gas sales.
•	Earnings from DQE Energy Services increased $0.8 million, primarily as a result of higher profits at alternative fuel facilities it operates and maintains.

Discontinued Operations

Earnings from discontinued operations were $1.7 million, or $.02 per share, in the first quarter of 2003, as compared to $3.2 million, or $.06 per share, in the first quarter of 2002. The 2003 results consist solely of AquaSource operations, DQE’s water- and wastewater-management subsidiary. The 2002 results include $2.5 million of earnings from ProAm, a propane distribution business that was sold in December 2002.

Earnings Outlook

The company updates its previous 2003 earnings guidance to $91 million to $95 million from continuing operations to reflect the $7 million gain related to the first quarter asset sale. This guidance assumes third quarter deployment of the AquaSource sale proceeds.

A live Internet broadcast of DQE’s management presentation to members of the financial community is scheduled for 11 a.m., EDT, Friday, May 2, and can be accessed at www.dqe.com. A replay of the presentation will be made available on the company’s website through May 16. Please refer to the company’s 10-Q, which will be filed in mid-May, for additional details regarding first quarter 2003 results.

About DQE

Headquartered in Pittsburgh, DQE, Inc. (NYSE: DQE) is an energy services holding company. Duquesne Light, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering technological innovation and superior customer service and reliability to more than half a million direct customers throughout southwestern Pennsylvania. DQE also includes several smaller companies that complement its core electric-utility operations.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties as discussed below. Projected DQE cash flow, earnings, earnings growth and dividends will depend on the performance of its subsidiaries, on the effectiveness of any divestiture of non-core businesses and assets, and board policy. Demand for and pricing of electricity, water and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings will be affected by the number of customers who choose to receive electric generation under POLR II, by final PUC approval of POLR III and by the continued performance of the generation supplier. The ultimate structure of POLR III will be subject to PUC review and approval, and will depend on Duquesne Light’s ability to contract with suitable third-party suppliers and the terms negotiated with such suppliers. The anticipated earlier closing of the AquaSource sale transaction may have favorable financial results relative to prior expectations. Any debt reductions will depend on the availability of cash flows, including any AquaSource divestiture proceeds. AquaSource divestiture proceeds will depend on the various price adjustments agreed to by Philadelphia Suburban. The timing of the AquaSource asset sale closing, the use of proceeds, purchase price adjustments, and the accounting treatment of the disposition and the retained liabilities, may affect AquaSource and DQE earnings. The timing of the AquaSource asset sale closing will depend on, among other things, determinations by the local public utility commissions. Customer energy demand, fuel costs and plant operations could affect DQE Energy Services’ earnings. The outcome of the shareholder litigation initiated against DQE may affect performance. The final resolution of proposed adjustments regarding income tax liabilities of DQE and its affiliates (which will depend on negotiations with the appropriate tax authorities) could affect financial position, earnings, and cash flows. The resolution of the Fresh Kills landfill-related litigation could affect cash flows and earnings. Earnings with respect to alternative fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued viability of, and compliance with the requirements for, applicable federal tax credits. The credit ratings we receive from the rating agencies could affect the cost of borrowing, access to capital markets and liquidity. Market and business conditions, demand for services, and stock market volatility may affect the ability to monetize remaining energy technology investments. Overall performance by DQE and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in SEC filings made to date.

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[LOGO OF DQE, INC.]

STATEMENT OF INCOME

(All amounts in millions, except per share data)	Three Months Ended March 31
(Unaudited)	2003	2002

Operating Revenues:
Retail sales of electricity	$193.4	$244.2
Other	26.9	24.3

Total Operating Revenues	220.3	268.5

Operating Expenses:
Purchased power	96.4	98.9
Other operating and maintenance	50.1	51.1
Depreciation and amortization	23.3	77.2
Taxes other than income taxes	13.7	16.8

Total Operating Expenses	183.5	244.0

Operating Income	36.8	24.5

Other Income	25.3	17.4

Interest and Other Charges	19.2	21.6

Income From Continuing Operations Before Income Taxes	42.9	20.3

Income Taxes	15.0	6.8

Income From Continuing Operations	27.9	13.5

Income from Discontinued Operations, net of tax	1.7	3.2

Income before Cumulative Effect of Change in Accounting Principle	29.6	16.7

Cumulative Effect of Change in Accounting Principle (a)	—	(113.7)

Net Income (Loss)	29.6	(97.0)

Dividends on Preferred Stock	0.2	0.2

Earnings (Loss) Available for Common Stock	$29.4	$(97.2)

Average Number of Common Shares	74.5	56.2

Earnings (Loss) Per Share of Common Stock	$0.39	$(1.73)

Dividends Declared Per Share of Common Stock	$0.25	$0.42

Actual Number of Common Shares	74.6	56.2

(a)	Relates to the impairment of goodwill.

[LOGO OF DQE, INC.]

OPERATING STATISTICS

	Three Months Ended March 31,
(Unaudited)	2003	2002

MEGAWATT-HOUR SALES (in thousands):
Residential	979	892
Commercial	1,566	1,513
Industrial	801	820

RETAIL SALES OF ELECTRICITY	3,346	3,225

OPERATING REVENUES (in millions):
Retail Sales of Electricity:
Residential	$76.1	$87.1
Commercial	82.0	109.8
Industrial	32.3	44.9
EGS Transmission	3.0	2.4

Revenues from Retail Sales of Electricity	193.4	244.2
Other	26.9	24.3

TOTAL OPERATING REVENUES	$220.3	$268.5